KANE & COMPANY, INC.
Investment Bankers
The Independent Underwriter

Michael W. Kane Ph.D., J.D.                                                     Member: NASD/SIPC

President

June 21, 2005

Mr. Kevin O'Neil, Esq.
Secretary and General Counsel
Myers Industries, Inc.
% 464 North Portage Path
Akron, OH 44303

Dear Mr. O'Neil:

I hereby resign from the Board of Directors of Myers Industries, Inc.

I have enjoyed being of service to the shareholders of Myers with a fine group of fellow Directors.

Sincerely,

/s/ Michael W. Kane
Michael W. Kane

Invenium Viam Aut Faciam
10877 Wilshire Boulevard, 14th Floor, Los Angeles, CA 90024-0098
(310) 208-1166 (Voice), (310) 443-9920 (Facsimile), Website: www.kaneco.com